Exhibit 99.1

ARGAN, INC. ANNOUNCES 2016 CASH DIVIDEND OF $1.00 PER SHARE

September 15, 2016— ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) today announced that its Board of Directors declared a regular cash dividend in the amount of $0.70 per share of common stock and a special cash dividend in the amount of $0.30 per share of common stock, for a total cash dividend of $1.00 per share of common stock, payable October 28, 2016 to stockholders of record at the close of business on October 18, 2016 with an ex-dividend date of October 14, 2016. Rainer Bosselmann, Chairman and Chief Executive Officer, commented, “Argan is pleased to announce the payment of a regular cash dividend of $0.70 per share of common stock for the fiscal year ending 2017. In addition, our success in finishing the Panda power plant projects in Pennsylvania over the last couple of quarters prompted the Board to declare an additional special dividend of $0.30 per share.  We appreciate the continued support from our stockholders.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027